EXHIBIT 99.1

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.		The Equity Group Inc.
Robert K. Lifton		Adam Prior (212) 836-9606
Chairman & CEO		Devin Sullivan (212) 836-9608
(212) 935-8484

MEDIS TECHNOLOGIES REPORTS FOURTH QUARTER AND YEAR-END RESULTS

New York, NY - March 14, 2007 - Medis Technologies Ltd. (NASDAQ:MDTL) reported financial results today for the fourth quarter and year-ended December 31, 2006. For the quarter ended December 31, 2006, the net loss was $6,753,000, or $.22 per share, based on 32,239,934 weighted average shares, compared to a net loss of $5,242,000, or $.19 per share, based on 27,710,059 weighted average shares for the quarter ended December 31, 2005. For the year ended December 31, 2006, the net loss was $33,047,000, or $1.08 per share, based on 30,916,848 weighted average shares, compared to a net loss of $18,550,000, or $.68 per share, based on 27,423,568 weighted average shares for the year ended December 31, 2005. The net losses reported were impacted by non-cash expenses related to stock options accounted for in accordance with SFAS 123(R), “Share Based Payment” of approximately $1,490,000 and $2,900,000 during the quarter and year ended December 31, 2006, respectively. Also included in the net loss for the year ended December 31, 2006 were costs aggregating $8,491,000 (including $8,266,000 representing the value of shares issued in lieu of future interest payments) related to the Company’s April and May 2006 exchanges of its common stock for all $49,000,000 of its then outstanding senior convertible notes. During the periods, the Company continued to move forward with its production and marketing programs of its fuel cell Power Packs including operating its semi automated production line, distributing its Power Pack to potential customers and constructing its fully automated high volume production line.

Commenting on the report, Robert K. Lifton, Chairman and CEO of Medis Technologies noted, “These results are consistent with our expectations as we move forward with constructing our fully automated production line and prepare for large scale production of our 24/7 Power Pack. This production program is reflected in increased progress payments to our vendors as well as increased purchase commitments to vendors for production equipment and elements used in our Power Pack product. Meantime, we have continued our efforts to maintain a tight operation so that net cash used in operating activities in the fourth quarter was approximately $5.374 million.  All of this should be seen in the context of a total of over $82.3 million of cash, cash equivalents and short term investments shown on our balance sheet at the end of 2006. It is worth remembering that the loss for the year ended 2006 included a negotiated non-cash payment in shares of our common stock of approximately $8.266 million on the exchange of our convertible notes in order to make our noteholders whole on that portion of the interest that would have been payable on the notes up to their maturity date.”

 “At this juncture in our company’s history,” Mr. Lifton continued, “all of the major elements of our program appear to be coming together. Development of the 24/7 Power Pack is completed and the product is now in the hands of a number of our prospective customers who are familiarizing their sales teams and their own customers with the Power Pack and in some cases carrying out evaluation and testing programs of their own. These prospective

Medis Technologies Ltd.	Page 2
March 14, 2007

customers include some of the largest mobile operators, mobile software developers, original equipment manufacturers (OEM’s), distributors for retail and military sales, and others. In addition, we continue to get requests from ever more companies to provide samples of the Power Pack, in many instances to be imprinted with their well recognized logos. We are pleased with the responses we have received and at this time, there are purchase and distribution agreements and joint relationships moving forward with a number of these companies. Based on the number of 24/7 Power Packs for which they are discussing purchasing, we believe that we will sell out the productive capacity of our first fully automated line capable of producing up to 1.5 million Power Packs per month. As a result, our Board of Directors has authorized management to negotiate an order for another fully automated line and to prepare the appropriate additional infrastructure. Taking into account the cost savings in developing a second line and the fact that the fuel facility and packaging line that we are establishing in Ireland for our first line is capable of supporting additional lines, we expect the cost of establishing a new line will be significantly lower than the first line's cost. We expect that it will take ten to twelve months to complete the second line and place it in operation.

Construction of the fully automated line is completed and undergoing final testing and validation at Ismeca’s facilities in Switzerland. That line is constructed in three zones with shipment of the first zone to Celestica’s facilities in Ireland planned for this month and shipment of the next two zones expected before the end of May. We have invited a number of interested customers and others to join us at Celestica’s facilities in Galway, Ireland in the last week in June to see the automated line fully operational at that time. During the second half of this year, we plan to ramp up production from hundreds of thousands of power packs per month and increasing to 1.5 million power packs per month.

Please note that Medis will be presenting at the CTIA Wireless 2007 show in Orlando, Florida, from March 27-29 in booth 430. The Medis 24/7 Power Pack will also be prominently displayed in the lobby of the Orange County Convention Center.

Our previously announced intention to separate out Cell Kinetics from Medis Technologies in order to enhance its value to our shareholders in expected to be initiated during the second quarter of this year.”

Management will also conduct a conference call this morning at 11:00 a.m. Eastern Time to discuss these results and the current status of its business operations. Interested parties may participate in the call by dialing 866-820-1713 (Domestic) or 706-643-3137 (International) approximately 10 minutes before the call is scheduled to begin and ask to be connected to the Medis conference call or conference code 9735750. A recorded replay of the call will be available until 12:00 a.m. Eastern Time on March 21, 2007. Listeners may dial 800-642-1687 (Domestic) or 706-645-9291 (International) and use the code 9735750 for the replay. The call will also be simultaneously broadcast over the Internet. To listen to the live webcast, please go to www.medistechnologies.com and click on the conference call link, or go directly to:
http://investor.shareholder.com/media/index.cfm?c=MDLT&e=1&mediakey=057570DFA52F9ACBA30D662619171025. The conference call will be archived and accessible for approximately 30 days if you are unable to listen to the live call.

Medis Technologies’ primary focus is on direct liquid fuel cell technology. Its business strategy is to sell its products to end users through retail outlets, service providers and to the military and other markets. Medis has also developed the CellScan with many potential applications relating to disease diagnostics and chemo sensitivity. Additionally, Medis’ product pipeline includes other technologies, in varying stages of development.

Medis Technologies Ltd.	Page 3
March 14, 2007

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called “forward looking statements” by words such as “may,” “will,” “should,” “expects,” plans,” “targets,” “believes,” “anticipates,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those words and other comparable words. These forward looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934 or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

This press release is available on Medis' web site at www.medistechnologies.com.

###

(Table to follow)

Medis Technologies Ltd.	Page 4
March 14, 2007

MEDIS TECHNOLOGIES LTD.
SUMMARY OF RESULTS
 December 31, 2006

(In thousands, except per share amounts)
(See notes below)

Statements of	Three Months	Three Months	Year	Year
Operations Data	Ended	Ended	Ended	Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2005	2006	2005	2006
	(Unaudited)	(Unaudited)
Revenues	$425	$—	$425	$150
Cost of Revenues	262	—	262	98
Gross Profit	163	—	163	52

R&D costs, net	3,168	5,212	12,144	18,057
SG&A expenses	1,725	2,396	5,720	7,579
Amortization of intangible assets	52	52	208	208
Operating loss	(4,782)	(7,660)	(17,909)	(25,792)
Interest income (expenses), net	(460)	907	(641)	(7,255)
Net loss	$(5,242)	$(6,753)	$(18,550)	$(33,047)
Net loss per share - basic and diluted	$(.19)	$(.22)	$(.68)	$(1.08)

Weighted-average common shares used in computing basic and diluted net loss per share	27,710	32,240	27,424	30,917

	December 31,	December 31
Selected Balance Sheet Data	2005	2006

Cash and cash equivalents	$35,295	$51,803
Short-term investments	13,500	30,504
Working capital	46,401	78,647
Property and equipment, net	7,475	27,318
Debt issuance costs, net	2,928	—
Goodwill and intangible assets, net	58,669	58,461
Total assets	120,400	177,608
Convertible Senior Notes, net	48,760	—
Other long-term liabilities	2,339	2,569
Series A Preferred Stock, net	—	52,686
Stockholders’ equity	65,377	110,436

Medis Technologies Ltd.	Page 5
March 14, 2007

NOTES

In November and December 2006, the Company issued 5,750 shares of its 7.25% Series A Cumulative Convertible Perpetual Preferred Stock (“Preferred Stock”) for aggregate gross proceeds of $57,500,000, less issuance costs aggregating approximately $4,464,000. The annual cash dividend on each share of Preferred Stock is $725 and is payable quarterly, in arrears, commencing on February 15, 2007. Each share of Preferred Stock is convertible at the holder’s option at any time into 347.2222 shares of Company’s common stock (which is equivalent to an initial conversion price of $28.80 per share). On or after November 20, 2009, if the closing price of the Company’s common stock exceeds 150% of the conversion price for 20 trading days during any consecutive 30 trading day period, the Company may cause the conversion of the Preferred Stock into common stock at the then prevailing conversion rate. Of the total $57,500,000 of Preferred Stock issued, $7,500,000 was issued pursuant to the exercise of a 75-day option that was granted to the initial purchaser in connection with the issuance of the first $50,000,000 of Preferred Stock. As of December 31, 2006, the Preferred Stock had not been registered for resale with the SEC.

On November 15, 2006, concurrent with the Company’s offering of its Preferred Stock, the Company issued 1.5 million shares of its common stock in an offering registered under the Securities Act of 1933. The shares of common stock issued were loaned to an affiliate of Citigroup Global Markets Limited (‘CGML”) under a 5-year share lending agreement. The only consideration received by the Company was a share lending fee of $.01 per share, or an aggregate of $15,000, which has been included in Common Stock at December 31, 2006. The loaned shares were used by CGML to promote the sale of the Preferred Stock by facilitating hedging transactions that may be undertaken by purchasers of the Preferred Stock. The shares that the Company has lent to the affiliate of CGML are reflected as issued and outstanding at December 31, 2006.

On April 26 and May 8, 2006, the Company completed transactions to exchange its commons stock for the entire $49,000,000 principal amount of its outstanding 6% Senior Convertible Notes whereby holders of the Company's notes exchanged their notes for an aggregate of 3,101,874 of the Company's common shares. This number includes 269,500 common shares, valued at $30 per share, in lieu of future interest payments had such notes remained outstanding until their maturity, after giving effect to an eighteen month waiver of such payments. During the year ended December 31, 2006, the Company recorded financing charges related to the exchange transactions of approximately $8,491,000, which consists of the value of the shares issued in lieu of future interest payments of $8,266,000, amortization of the remaining balance of beneficial conversion features of $220,000 and out of pocket costs incurred in connection with the exchange transactions. The Company recorded the remaining unamortized balance of the debt issuance costs as of the dates of the exchanges of approximately $2,747,000 as a reduction to additional paid-in capital.

The Company recorded non-cash expenses related to stock options accounted for in accordance with SFAS 123(R), “Share Based Payment” of approximately $1,490,000 and $2,900,000 during the quarter and year ended December 31, 2006, respectively.

Financial information included in the Summary of Results has been derived from the Company's consolidated financial statements as of December 31, 2005 and 2006 and from unaudited quarterly financial data.

###